Exhibit 99.1

For Immediate Release

IFF’s James H. Dunsdon Named Chief Operating Officer

New York, N.Y. October 1, 2004—International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) announced today that it has named James H. Dunsdon to the newly created role of Chief Operating Officer, effective immediately. In this capacity, Jim will have global responsibility for all aspects of IFF’s sales, business development, regional management and operations and will continue to report to Chairman and Chief Executive Officer Richard A. Goldstein. All IFF staff functions will continue to report as they have in the past.

About the announcement, Mr. Goldstein said: “At this stage in IFF’s reinvention and given our current strategic imperatives, I am convinced that we will operate more effectively and efficiently under a traditional straight line business structure than the current matrix, which served us well in moving to One IFF. I can think of no better person to step into the COO role than Jim. IFF’s new structure also will allow me to spend more of my time building key customer relationships globally on a top-to-top basis, and pursuing potential new avenues of growth.”

Regarding Mr. Dunsdon’s new position, Mr. Goldstein added: “When I offered Jim the COO role, he told me he thought it would be a perfect culmination to his career. To complete the task at hand, Jim has committed to staying on as COO until his planned retirement in early 2007.”

Mr. Dunsdon is an industry veteran, having joined Bush Boake Allen (BBA) in 1969 as a Project Manager specializing in emulsion and encapsulation technologies. Roles of increasing responsibility while at BBA include European Flavors Sales Manager, Flavors General Manager, Vice President for Europe Flavors and Fragrances, and Executive Vice President for BBA’s Global Flavor and Fragrance business.

Following IFF’s acquisition of BBA in October 2000, Mr. Dunsdon became IFF’s Vice President and Regional Manager—North America. Most recently, he served as Senior Vice President, Global Business Development, Flavors and Fragrances, with responsibility for global business development, creative & application, marketing, and consumer insights for flavors and functional fragrances, as well as sales to global accounts.

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About IFF

IFF is the world’s leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.9 billion. For more information, please visit our Web site at www.iff.com.

Contact
Gail S. Belmuth
Vice President, Corporate Communications
Phone: 212-708-7208
gail.belmuth@iff.com